UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2016

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-31157	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices)          (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)              On April 14, 2016, the Board of Directors (the “Board”) of Innovative Solutions and Support, Inc. (the “Company”) appointed Roger A. Carolin as a director of the Company. The Board has not yet made a determination regarding the committees on which Mr. Carolin will serve.

Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin is also a director of Amkor Technology (NASDAQ: AMKR), a supplier of outsourced semiconductor assembly and test services.  Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.

Mr. Carolin will be entitled to participate in the Company’s 2009 Stock-Based Incentive Compensation Plan and, under the Company’s current non-employee director compensation policy, will be entitled to a fee of $1,000 for each Board meeting attended as well as an annual award of restricted stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: April 19, 2016	By:	/s/ Relland M. Winand
Relland M. Winand
Chief Financial Officer